EXHIBIT 4.11
                             SUPPLEMENTAL INDENTURE

                                 by and between

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                                       and

                       STATE STREET BANK AND TRUST COMPANY

                                  July 9, 1997








                     HEALTH AND RETIREMENT PROPERTIES TRUST
              $200,000,000 Remarketed Reset Notes due July 9, 2007




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         This SUPPLEMENTAL  INDENTURE (this  "Supplemental  Indenture") made and entered into as of July 9, 1997 between Health and Retirement Properties Trust, a Maryland real estate investment trust (the "Company"), and State Street Bank and Trust Company, a national banking association (the "Trustee").

                                WITNESSETH THAT:

         WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of July 9, 1997 (the "Indenture"), relating to the Company's issuance, from time to time, of various series of debt securities; and

         WHEREAS, the Company has determined to issue debt securities known as its $200,000,000 Remarketed Reset Notes due July 9, 2007 (the "Notes"); and

         WHEREAS, the Indenture provides that certain terms and conditions for each series of debt securities issued by the Company thereunder may be set forth in an indenture supplemental to the Indenture;

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

                                   ARTICLE ONE

                                  DEFINED TERMS

         Section 101. The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Section 101 of the Indenture:

         "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person's becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

         "Alternate Spread" means the percentage equal to LIBOR for the Quarterly Period beginning on the Commencement Date of the relevant Subsequent Spread Period.

         "Annual Service Charge" as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

         "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Mode, that is also a London Business Day.


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         "Capital  Stock" means,  with respect to any Person,  any capital stock
(including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

         "Commencement Date" means the first date of a Subsequent Spread Period.

         "Consolidated Income Available for Debt Service" for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries,
(ii)  provision for taxes of the Company and its  Subsidiaries  based on income,
(iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

         "Debt" of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through
(iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

         "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock or shares), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock,


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or (iii) is redeemable at the option of the holder thereof,  in whole or in part
(other than Capital Stock which is redeemable solely in exchange for common stock or shares), in each case on or prior to the stated maturity of the Notes.

         "Duration/Mode Determination Date" means the fifteenth calendar date prior to the Commencement Date of each Subsequent Spread Period on which the character and duration of the interest rate on the Notes as well as the redemption type (and any other relevant terms) for the Subsequent Spread Period will be agreed to by the Company and the Remarketing Underwriter.

         "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, as reflected in the financial statements of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

         "Initial Quarterly Period" is defined in the third paragraph of Section 201(c) hereof.

         "Initial Spread" means the Spread applicable during the Initial Spread Period.

         "Initial Spread Period" means the one-year period from and including July 9, 1997 to but excluding July 9, 1998 during which the interest rate on the Notes will be reset quarterly and will equal LIBOR plus the Initial Spread.

         "Interest Payment Date" means any date interest is paid on the Notes.

         "Interest Reset Date" means the first day of a Quarterly Period.

         "LIBOR Determination Date" means the second London Business Day preceding each Interest Reset Date, on which the Rate Agent will determine LIBOR applicable for a Quarterly Period.

         "LIBOR" means, with respect to determining the interest rate on Notes in the Floating Rate Mode, the offered rate for three-month deposits in U.S. Dollars of not less than U.S. $1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London


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interbank  market as of  approximately  11:00 a.m.,  London time,  on such LIBOR
Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. Dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal
amount  equal  to  an  amount  of  not  less  than  U.S.   $1,000,000   that  is
representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

         "London Business Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid. For purposes of this Supplemental Indenture and the Notes, references in the Indenture to the payment of the principal (and premium, if any) and interest on the Notes shall be deemed to include the payment of the Make-Whole Amount, if any, due upon redemption with respect to the Notes.

         "Make-Whole Redemption" means redemption at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon, if any, to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes.

         "Par Redemption" means redemption at a redemption price equal to 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date.

         "Premium Redemption" means redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date, as determined on the Duration/Mode Determination Date.

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         "Quarterly  Period" means the period from and including the most recent
Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date.

         "Rate Agent" means the nationally recognized broker-dealer selected by the Company as its agent to determine (i) LIBOR and the interest rate on the Notes for any Quarterly Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate.

         "Record Date" means the fifteenth calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date.

         "Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Company to act as Remarketing Underwriter.

         "Remarketing Underwriting Agreement" means the agreement entered into by the Company and the Remarketing Underwriter in the event the Company and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period.

         "Secured Debt" means Debt secured by any mortgage, lien, charge, pledge or security interest of any kind.

         "Spread" refers to the percentage that, added to LIBOR (when in the Floating Rate Mode) or the comparable Treasury rate (when in the Fixed Rate
Mode), equals the interest rate payable on the Notes.

         "Spread Determination Date" is the tenth calendar day prior to the Commencement Date of such Subsequent Spread Period on which the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time.


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         "Statistical  Release"  means the  statistical  release  designated "H.
15(519)" or any successor  publication  which is published weekly by the Federal
Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical
release  is  not  published  at  the  time  of  any  determination   under  this
Supplemental Indenture, then such other reasonably comparable index which shall be designated by the Rate Agent, after consultation with the Company.

         "Subsequent Spread" means the Spread determined by agreement between the Remarketing Underwriter and the Company to result in a rate which will enable 100% of tendered Notes to be remarketed.

         "Subsequent Spread Period" means one or more periods of at least six months and not more than nine years (or any integral multiple of six months therein), designated by the Company, commencing on a January 9 or July 9 (or as otherwise specified by the Company and the Remarketing Underwriter on the applicable Duration/Mode Determination Date in connection with the establishment of each Subsequent Spread Period) through and including July 9, 2007.

         "Subsidiary" means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

         "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

         "Tender Date" is defined in Section 201(e) hereof.

         "Tender Notice" is defined in Section 201(e) hereof.

         "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date,



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before  depreciation  and  amortization  determined on a  consolidated  basis in accordance with GAAP.

         "Unsecured Debt" means Debt which is not secured by any of the properties of the Company or any Subsidiary.

                                   ARTICLE TWO

                               TERMS OF THE NOTES

         Section 201. Pursuant to Section 301 of the Indenture, the Notes shall have the following terms and conditions:

         (a) Title; Limitation on Aggregate Principal Amount. The Notes shall be known as the Company's $200,000,000 Remarketed Reset Notes due July 9, 2007. The Notes will be limited to an aggregate principal amount of $200,000,000.

         (b) Principal Repayment; Currency. The stated maturity of the Notes is July 9, 2007, provided, however, the Notes may be earlier redeemed at the option of the Company as provided in paragraph (d) below. The principal of each Note payable on the maturity date shall be paid against presentation and surrender thereof at the corporate trust office of the Trustee, located initially at Two International Place, Boston, Massachusetts 02110, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public or private debts. The Company will not pay Additional Amounts (as defined in the Indenture) on the Notes.

         (c) Interest Payments. During the Initial Spread Period, the interest rate on the Notes will be reset on each Interest Reset Date, and will equal LIBOR plus the Initial Spread. The Initial Spread is .45%. After the Initial Spread Period, unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, redemption type, redemption prices (if applicable), Commencement Date, Interest Payment Date and interest rate mode will be agreed to by the Company and the Remarketing Underwriter by 3:00 p.m., New York City time, on each applicable Duration/Mode Determination Date and the Spread will be agreed to by the Company and the Remarketing Underwriter by 3:00 p.m., New York City time, on the corresponding Spread Determination Date. Interest on the Notes during each Subsequent Spread Period shall be payable, as applicable, either (i) at a floating interest rate (such Notes being in the "Floating Rate Mode", and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Mode" and such interest rate being a "Fixed Rate"), in each case as determined by the Remarketing Underwriter and the Company in accordance with a Remarketing Agreement between the Remarketing Underwriter and the Company (the "Remarketing Agreement").

         After the Initial Spread Period, the Spread applicable to each Subsequent Spread Period will be determined on each subsequent Spread Determination Date which precedes the beginning of the corresponding Subsequent Spread Period, pursuant to agreement between the Company

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and the Remarketing  Underwriter  (except as otherwise  provided below), and the interest rate mode used for each Subsequent Spread Period may be a Floating Rate Mode or a Fixed Rate Mode, at the discretion of the Company and the Remarketing Underwriter. If the Company and the Remarketing Underwriter are unable to agree on the Spread for any Subsequent Spread Period, (1) the Subsequent Spread Period will be one year, (2) the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period will be the Alternate Spread and (4) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least five Business Days' notice given by no later than the fifth Business Day after the relevant Spread Determination Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date, except that the Notes may not be redeemed prior to the
Tender Date or later than the last day of such one-year Subsequent Spread Period. During the Initial Spread Period, interest on the Notes will be payable in Dollars quarterly in arrears on October 9, 1997, January 9, 1998, April 9, 1998 and July 9, 1998 (or, if not a Business Day, on the next succeeding Business Day except as described herein). After the Initial Spread Period, (i) if the Notes are in the Floating Rate Mode, interest on the Notes will be
payable,   unless   otherwise   specified   on  the   applicable   Duration/Mode
Determination Date, quarterly in arrears on each January 9, April 9, July 9 and October 9, during the applicable Subsequent Spread Period, or (ii) if the Notes are in the Fixed Rate Mode, interest on the Notes will be payable, unless
otherwise  specified  on  the  applicable   Duration/Mode   Determination  Date,
semiannually in arrears on each January 9 and July 9 beginning on the Commencement Date and for the duration of the applicable Subsequent Spread Period. Interest on the Notes is payable to the persons in whose names the Notes are registered at the close of business on the applicable Record Date next preceding the applicable Interest Payment Date.

         Interest on the Notes will accrue from and including each Interest Payment Date (or in the case of the Initial Quarterly Period, July 9, 1997) to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be. The Initial Quarterly Period will be the period from and including July 9, 1997 to but excluding the first Interest Payment Date (October 9, 1997) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period during the Initial Spread Period or any Subsequent Spread Period will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date.

         Payment of interest on the Notes shall be made by the Trustee to or at the direction of The Depository Trust Company or its nominee, Cede & Co., who will in turn immediately credit the account of the Remarketing Underwriter.

         If any Interest Payment Date (other than at maturity), redemption date, Interest Reset Date, Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date, Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date, Commencement Date or Tender Date shall be the next preceding Business Day. If the maturity


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date for the  Notes  falls  on a day that is not a  Business  Day,  the  related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period for the period from and after such dates.

         If the Notes are in the Floating Rate Mode, such Notes will bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR for the applicable Quarterly Period plus the applicable Spread, as agreed to by the Company and the Remarketing Underwriter, and such interest rate will be reset quarterly. If the Notes are in the Fixed Rate Mode, interest will equal the applicable Spread, as agreed to by the Company and the Remarketing Underwriter, plus the applicable Treasury rate, computed on the basis of a 360-day year of twelve 30-day months. Interest in the Fixed Rate Mode will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be. If any Interest Payment Date or any redemption date in the Fixed Rate Mode falls on a day that is not a Business Day (in either case, other than any Interest Payment Date or redemption date that falls on a Commencement Date, in which case such Commencement Date will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date.


         Unless the Company shall have otherwise provided pursuant to Section 4 of the Remarketing Agreement, dated as of July 2, 1997 between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the Rate Agent will be Merrill Lynch.

         All percentages resulting from any calculation in respect of a Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation in respect of a Note will be rounded to the nearest cent (with one-half cent rounded upward).

         Unless notice of redemption of the Notes as a whole has been given, the Company will cause a notice to be given to holders of Notes on the New York Business Day (as defined below) following the Spread Determination Date for each Subsequent Spread Period in the manner described below, specifying (1) the duration of such Subsequent Spread Period, (2) the mode (i.e., Fixed Rate Mode or Floating Rate Mode), (3) the Commencement Date, (4) any redemption dates, (5) any redemption type (i.e., par, premium or make-whole), (6) any redemption prices, (7) the Spread for such Subsequent Spread Period, (8) the identity of the Remarketing Underwriter, if applicable, and (9) any other relevant provisions. The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.



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         (d) Prepayment at the Option of the Company;  Redemption. The Notes are
not redeemable prior to July 9, 1998. On that date and thereafter, the Notes may be redeemable, at the option of the Company, on those Interest Payment Dates that are specified as redemption dates by the Company on the applicable Duration/Mode Determination Date, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given to the Noteholders at least 15 calendar days prior to the redemption date), in accordance with the redemption type selected on the Duration/Mode Determination Date. The redemption type to be chosen by the Company and the Remarketing Underwriter on the Duration/Mode Determination Date may be one of the following: (i) Par Redemption; (ii) Premium Redemption; or
(iii) Make-Whole Redemption.

         (e) Tender at Option of Beneficial Owners. The Company will request, not later than seven nor more than 15 calendar days prior to any Spread
Determination Date, that The Depository Trust Company ("DTC") notify its Participants of such Spread Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes to tender such Note as described herein. If the Company and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, each Note may be tendered to the Remarketing Underwriter for purchase from the tendering Noteholder at 100% of its principal amount and for remarketing by the Remarketing Underwriter on the calendar day (or if such day is not a Business Day, on the next succeeding Business Day except as otherwise provided herein) immediately following the end of each Subsequent Spread Period (the "Tender Date"). In the case of the Initial Spread Period, the Notes may be tendered on July 9, 1998. Notice of a beneficial owner's election to tender to the Remarketing Underwriter, which notice is irrevocable (the "Tender Notice"), must be received by the Remarketing Underwriter during the period commencing on the calendar day following the Spread Determination Date (or, if not a Business Day, on the next succeeding Business Day) and ending at 5:00 p.m., New York City time, on the fifth calendar day following the relevant Spread Determination Date. The obligation of the Remarketing Underwriter to purchase tendered Notes from the tendering Noteholders will be subject to certain conditions and termination events as provided in the Remarketing Underwriting Agreement. If, pursuant to those certain conditions or termination events set forth in the
Remarketing Underwriting Agreement, the Remarketing Underwriter does not purchase all Notes on the relevant Tender Date, for which a Tender Notice shall have been given, (1) all Tender Notices relating thereto will be null and void,
(2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date, (3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced on the applicable Commencement Date, (4) the Notes will be reset to the Floating Rate Mode, (5) the Spread for such Subsequent Spread Period will be the Alternate Spread and (6) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least ten Business Days' notice given by no later than the fifth Business Day following the relevant Tender Date on the date set forth in such notice, which shall be no later than the last day of such one-year Subsequent Spread Period, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. No beneficial owner of any Note shall have any rights or claims against the Company or the Remarketing


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



Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (5) of the preceding sentence.

         If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Company and the Trustee. As soon as practicable after receipt of such notice, the Company will cause a notice to be given to holders of the Notes specifying (1) the one-year duration of the Subsequent Spread Period, (2) that the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (4) LIBOR for the initial Quarterly Period of such Subsequent Spread Period.

         (f) Form of Notes. The Notes shall be issued by the Company in registered form as set forth in Exhibit A attached hereto and all of the terms and provisions thereof are incorporated herein by reference. The Notes will be issued in the form of single fully registered global security without coupons (the "Global Note") which will be deposited with, or on behalf of, DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in a definitive form. Unless and until it is exchanged in whole or in part for the individual notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

         So long as DTC or its nominee is the registered owner of such Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under this Supplemental Indenture. Except as described below, owners of beneficial interest in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture or this Supplemental Indenture.

         If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Notes in exchange for the Global Note representing such Notes. In addition, the Company may at any time and in its sole discretion, subject to certain limitations set forth in the Indenture, determine not to have any of such Notes represented by one or more Global Notes and in such event will issue individual Notes in exchange for the Global Note or Notes representing such debt Securities. Individual Notes so issued will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

         (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Company shall be directed to it at 400 Centre Street, Newton, Massachusetts 02158, Attention: David J. Hegarty, President; notices to the Trustee shall be directed to it at Two International Place, Boston, Massachusetts 02110, Attention:
Corporate Trust Division.

                                  ARTICLE THREE

                              ADDITIONAL COVENANTS

         Section 301. In addition to the covenants of the Company set forth in Article Ten of the Indenture, for the benefit of the holders of the Notes:

         (a) Limitations on Incurrence of Debt. (i) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum ("Adjusted Total Assets") of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

         (ii) In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets.

         (iii) In addition to the foregoing limitations on the Incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5x, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

         (b) Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries will maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

         (c) Applicability of Discharge, Defeasance and Covenant Defeasance Provisions. The Discharge, Defeasance and Covenant Defeasance provisions in Article Fourteen of the Indenture will apply to the Notes.

                                  ARTICLE FOUR

                          ADDITIONAL EVENTS OF DEFAULT

         For purposes of this Supplemental Indenture and the Notes, in addition to the Events of Default set forth in Section 501 of the Indenture, it shall also constitute an "Event of Default" if an event of default under any bond, debenture, note or other evidence of indebtedness of the Company (including an event of default with respect to any other series of securities), or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in an aggregate principal amount exceeding $20,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of ten days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder.

                                  ARTICLE FIVE

                                  EFFECTIVENESS

         This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Indenture. As supplemented hereby, the Indenture is hereby confirmed as being in full force and effect.

                                   ARTICLE SIX

                                  MISCELLANEOUS

         Section 601. In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

         Section 602. To the extent that any terms of the Notes are inconsistent with the terms of the Indenture, the terms of the Notes shall govern and supersede such inconsistent terms.

         Section 603. This Supplemental Indenture shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

         Section 604. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names and attested by their duly authorized officers, all as of the date first above written.

(SEAL)                              HEALTH AND RETIREMENT PROPERTIES TRUST

Attest:

                                    By: /s/ Ajay Saini
                                        Name: Ajay Saini
                                        Title: Treasurer


/s/ David J. Hegarty
Name: David J. Hegarty
Title: President


(SEAL)                              STATE STREET BANK AND TRUST COMPANY

Attest:

                                    By:  /s/ James E. Mogavero
                                         Name: James E. Mogavero
                                         Title: Assistant Vice President


 /s/ Michael Quaile
Name: Michael Quaile
Title: Assistant Secretary







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